GXO Announces Organizational Changes to Accelerate Growth

Appoints new leader of Americas & Asia Pacific; Simplifies management structure; Strengthens Execution

GREENWICH, Conn., October 29, 2025 — GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, today announced organizational changes to accelerate growth, simplify its structure, and strengthen execution.

GXO CEO Patrick Kelleher said, “In my first 60 days, I’ve seen firsthand the strength of our foundation and the extraordinary potential ahead – for our business, our people, and our impact in the marketplace. The changes we’re announcing today sharpen our focus on growth, simplify our structure, and lay the groundwork for stronger execution across the organization.”

GXO appoints Michael Jacobs as President, Americas & Asia Pacific

GXO today announced the appointment of Michael Jacobs, formerly Senior Vice President of Supply Chain, Ferguson Enterprises, Inc., as President of the Americas and Asia Pacific, effective November 3.
Jacobs brings more than three decades of experience in all aspects of supply chain operations with expertise spanning consumer packaged goods, retail and industrial. At Ferguson, Jacobs led the transformation of its supply chain -- improving service, increasing productivity through robotics and automation and enhancing demand forecasting and product transit predictability by leveraging AI. At Keurig, Inc., he led worldwide distribution and e-commerce fulfilment, achieving best-in-class operating levels. Prior, he led global supply chain operations at Toys “R” Us, Inc., across all divisions in 33 countries.

Kelleher continued, “The Americas and Asia Pacific region is brimming with growth potential, and now is the right time to reenergize our approach to match its dynamics and opportunities. I am thrilled to welcome Michael to GXO. He brings a depth and breadth of experience across all aspects of supply chain and a proven track record of automation excellence and operational execution.”

Jacobs, who will be based in Dallas, succeeds Jorge Guanter whose leadership of the region since 2023 has set the stage for the next chapter of growth.

Simplifying management structure

The Company also announced that it is simplifying its management structure to strengthen execution. Effective immediately, the UK & Ireland and Continental Europe regions, led by Gavin Williams and Paul Mohan respectively, will report directly to the CEO. As part of this transition, Richard Cawston, who has served as President of Europe and Chief Revenue Officer since

2024, will pursue new opportunities outside of GXO yet will remain until a new Chief Commercial Officer is appointed.

“Both Europe and the UK & Ireland have seasoned leaders with highly experienced teams,” concluded Kelleher. “Streamlining the regional management structure will accelerate decision-making in these important markets. I am grateful for Richard’s many contributions to GXO over the past few years and appreciate his willingness to stay on-board to ensure a seamless transition.”

Strengthening execution

Additionally, a new Chief Operating Officer role is being established, reporting to the CEO, with responsibility for driving operational excellence through standardized global execution.

For more information about GXO’s executive leadership team, visit https://gxo.com/about-gxo/leadership-team.

About GXO
GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is positioned to capitalize on the rapid growth of ecommerce, automation and outsourcing. GXO has over 150,000 team members across more than 1,000 facilities, totaling more than 200 million square feet. The company serves the world’s leading blue-chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters is in Greenwich, Connecticut. Visit GXO.com for more information and connect with GXO on LinkedIn, X, Facebook, Instagram and YouTube.

Media contact
Matthew Schmidt
+1 203-307-2809
matt.schmidt@gxo.com

Investor contact
Kristine Kubacki, CFA
+1 203-769-7206
kristine.kubacki@gxo.com